Exhibit 10.4.l

FOURTH AMENDMENT

OF THE

FMC TECHNOLOGIES, INC.

INCENTIVE COMPENSATION AND STOCK PLAN

WHEREAS, FMC Technologies, Inc. (the “Company”) maintains the FMC Technologies, Inc. Incentive Compensation and Stock Plan (the “Plan”); and

WHEREAS, the Company now deems necessary and desirable to amend the Plan to modify the settlement rights of Directors with respect to Performance Units in the event of a Change of Control;

NOW, THEREFORE, by virtue of the authority reserved to the Board of Directors of the Company by Section 3.3 of the Plan, Section 14.7 of the Plan is hereby amended and restated in its entirety effective as of May 3, 2006, as follows:

14.7 Settlement. Payments with respect to Performance Units of a Non-Employee Director will be made in shares of Common Stock issued to the Non-Employee Director as soon as practicable after his or her Separation from Service. Performance Units will be valued using the Fair Market Value of Common Stock on the last business day of his or her service on the Board. Notwithstanding anything herein to the contrary, payments with respect to Performance Units will also be made in shares of Common Stock upon the occurrence of a Change in Control.